Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 15, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of K-tel International, Inc. on Form 10-K, as amended, for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-tel International, Inc. on Forms S-8 (File No. 333-65755 effective November 25, 1987, File No. 333-28815 effective June 9, 1997, File No. 333-65755 effective October 15, 1998, File No. 333-74471 effective March 16, 1999, File No. 333-31272 effective February 28, 2000, and File No. 333-39022 effective June 9, 2000).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
September 12, 2006